Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

April 21, 2006

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Increases Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported 2006 first quarter net income and earnings per share and announced a dividend declaration that increases the quarterly dividend by 6.67%.

The Company reported first quarter net income for 2006 of $1.6 million, or $0.32 per diluted share, down $120 thousand or 7.2% compared to $1.7 million, or $0.34 per diluted share, in the first quarter 2005. For the first quarter of 2006, net interest income was up $221 thousand compared to the same period in 2005. Earnings benefited from a $1.6 million increase in total interest income, and increases of almost 4.8% in service charges and fees and 28.6% in other operating income. These increases were offset by increased interest expense of $1.4 million, increased provision expense of $105 thousand, increased salaries and benefits of $174 thousand, increased occupancy of $93 thousand and decreased other expenses of $21 thousand. Interest margin continues to be squeezed by the higher cost of funding our earning assets. Provision for loan loss expense is up due to loan growth. Salaries and benefits increased primarily due to normal salary increases, increased pension expense and the impact of the Glenns branch opened in June 2005. Glenns was also responsible for most of the increase in occupancy expense. While much of the One Bank project expenses have been incurred, it is anticipated that marketing and other expenses in the second quarter may be elevated as the Company rolls out its new name and finalizes consolidation.

On a linked quarter basis, noninterest expense for the first quarter 2006 was up only $27 thousand compared to fourth quarter 2005, reflecting on going emphasis on expense control. Interest income was up slightly by $20 thousand while interest expense more than offset this with an increase of $353 thousand or 9.2%. This reflects continued loan volume growth, lower earnings from the investment portfolio and the impact of continued margin pressure from rate increases. The planning, marketing and procedure implementation of the new one bank organization of the Company is proceeding well with the conversion scheduled over the weekend after the close of business April 21, 2006. Management expects short-term earnings pressure from this effort to cease after the second quarter of 2006 and projects the improvements from these investments will benefit long-term earnings.

Asset quality is at the highest level in the Company’s history, with net charge-offs as a percent of year to date average loans outstanding of 0.06% compared to 0.19% for the same period in 2005. Nonperforming assets as a percent of total loans plus OREO was 0.31% at March 31, 2006, compared to 0.92% for the same period in 2005. Nonperforming assets were $1.8 million at the end of March 2006, compared to $2.5 million at year-end 2005 and $4.8 million at March 31, 2005. While management is proud of this accomplishment, it recognizes that with continued interest rate increases by the Federal Reserve, the economy is likely to slowdown, exerting pressure on customer repayment capabilities.

Net interest margin for the quarter ended March 31, 2006 was 4.28% compared to 4.70% for the prior year March quarter and down 22 basis points from fourth quarter 2005 when the margin was 4.50%. While management has funded loan growth with wholesale funding from the Federal Home Loan Bank at favorable rates compared to the deposit market, the cost of deposits continues to rise, and deposit growth is slower than the demand for loans. With a new Federal Reserve Chairman, and continued rate hikes, there is a lack of market consensus on when the rate increases may end. Management projects that rates will peak in the third quarter 2006 with the possibility of a rate decreases beginning in 2007.

President and CEO Joe A. Shearin is pleased to announce that the Board of Directors declared a dividend of $0.16 per share, an increase of 6.67% from the quarterly dividend paid February 15, 2006. The dividend is payable May 15, 2006 to shareholders of record as of May 1, 2006. Shearin stated, “We are very excited about the culmination of our efforts to combine three banks into one banking entity effective Monday, April 24, 2006. As the company embarks on an era of new beginnings, we expect to enjoy economies of scale made possible by the efficiencies inherent in the consolidation of numerous back-office functions. We are so confident about our new one bank consolidation, that we are increasing our quarterly dividend in anticipation of the related cost savings. It is important to note that where redundancies have occurred in terms of back-office human resources costs as a result of operating three independent banks, these employees will be redeployed to retail and other customer-related positions. Further, they will be trained to cross sell products and services, thereby furthering our sales culture and contributing to the bottom line. Our entire bank family is enthusiastically waiting to become one entity and serve customers from any of our combined 22-branch network. April 24, 2006 marks the beginning of a new consolidated culture, improved customer service, and greater efficiencies in an effort to increase shareholder return.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 10.07% and 0.81%, respectively, for the quarter ended March 31, 2006, compared to 11.24% and 0.98%, respectively for the quarter ended March 31, 2005.

Total assets increased by $85.6 million, compared to one year ago, reaching a record level of $783.1 million at March 31, 2006. Average loans of $586.0 million for the first quarter of 2006 were up 13.8% compared to $514.8 million in the first quarter of 2005. Average deposits of $623.7 million for the quarter ended March 31, 2006 reflect an increase of 6.1% compared to $587.8 million in the same quarter of 2005.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Funding cost in an increasingly competitive environment

•	Risk inherent in the investment portfolio which comprises approximately 17.0% of the Company’s total assets

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

EASTERN VIRGINIA BANKSHARES, INC.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended March 31
	2006	2005
Income Statements
Interest income and dividend	$11,681	$10,079
Interest expense	4,190	2,809

Net interest income	7,491	7,270
Provision for loan losses	113	8
Service charges on deposits	718	685
Other noninterest income	427	332
Gain on securities available for sales	4	126
Salaries and benefits	3,733	3,559
Occupancy and equipment	982	889
Other noninterest expense	1,658	1,679
Income tax expense	603	607

Net income	$1,551	$1,671

Earnings per share: basic	$0.32	$0.34
diluted	$0.32	$0.34

Selected Ratios
Return on average assets	0.81%	0.98%
Return on average equity	10.07%	11.24%
Net interest margin	4.28%	4.70%

Balance Sheets at Period End
Loans, net of unearned interest	$595,953	$521,109
Total assets	783,076	697,445
Deposits	627,589	592,699
Other borrowings	87,239	40,167
Shareholders’ equity	62,433	59,354
Book value per share	12.72	12.15

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	586,037	514,781
Total assets	775,704	692,755
Deposits	623,664	587,775
Other borrowings	83,575	40,183
Shareholders’ equity	62,459	60,298

Asset Quality at Period End
Allowance for loan losses	6,627	6,444
Nonperforming assets	1,837	4,786
Net charge-offs	87	239
Net charge-offs to average loans	0.06%	0.19%
Loan loss reserve % of total loans	1.11%	1.24%
Nonperforming assets % of total loans & OREO	0.31%	0.92%

Other Information
Number of shares outstanding - period end	4,909,875	4,885,951
Average shares outstanding - basic	4,907,778	4,883,747
Average shares outstanding - diluted	4,921,638	4,897,437